Net Power Reports First Quarter 2026 Results
and Provides Business Update

DURHAM, N.C.--(BUSINESS WIRE)—May 11, 2026--Net Power Inc. (NYSE: NPWR) (“Net Power” or the “Company”) today announced its financial and operational results for the first quarter ended March 31, 2026.

“We remain excited about the opportunity set in front of us and believe Net Power’s in-house engineering capabilities and expertise in power generation and carbon capture utilization can transform natural gas into the lowest-cost form of clean, reliable electricity,” said Danny Rice, Chief Executive Officer of Net Power. “As a critical next step to securing a long-term power purchase agreement (PPA) for Project Permian Phase I and subsequent larger scale Net Power deployments, Net Power has engaged a strategic advisor to facilitate our power offtake discussions. Successfully securing a formalized offtake agreement will catalyze our project financing and keep us on track for a final investment decision in the back half of this year—preserving our timeline to become the first operational natural gas power plant with post-combustion carbon capture in the United States.”

Key Business Updates:

•Advanced Permian Basin clean firm power development: Net Power continued work on schedule for its clean firm power development at its original Project Permian site in West Texas, which will utilize Siemens A35 gas turbines packaged by RPS paired with Entropy’s proven post-combustion capture (PCC) technology and target 80MW of electrical output for Phase I. Final investment decision (FID) for the initial deployment is expected in the second half of 2026 with targeted commercial operations by early 2029.

•Progressing towards joint development agreement (JDA) with Entropy Inc. (“Entropy”): Net Power and Entropy continued diligence in anticipation of signing a JDA to deploy natural gas-fired power generation with post-combustion carbon capture (PCC) across the United States. Entropy is a Canada-based leader in PCC technology, with commercially deployed operations at the Glacier Gas Plant in Alberta, Canada. Entropy’s technology has demonstrated high energy efficiency and a proven carbon dioxide capture rate of approximately 90 percent.

•Maintained strong financial position: Ended the quarter with approximately $319 million in cash, cash equivalents, and investments.

Conference Call

Net Power will host a conference call to share first quarter 2026 results and related matters beginning at 8:30 AM ET on Tuesday, May 12. To access the live audio webcast of the conference call, please visit Net Power’s investor relations website at ir.netpower.com. To participate by phone, dial 877-407-8014 (domestic) or +1 201-689-8053 (international).
An archived webcast will be available following the call.

About Net Power

Net Power (NYSE: NPWR) is an energy technology and project development company focused on delivering low-carbon gas power solutions. Founded in 2010, our mission is to transform natural gas into the lowest cost form of clean firm power.

Cautionary Note Regarding Forward-Looking Statements and Projections

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements. Forward-looking statements may relate to the development of Net Power’s projects, the anticipated demand for Net Power’s projects and the markets in which Net Power operates, the timing of the deployment of plant deliveries, and Net Power’s business strategies, capital requirements, potential growth opportunities and expectations for future performance (financial or otherwise). Forward-looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which Net Power has no control. These factors, risks and uncertainties include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to the Company and risks related to the Company’s ability to meet its projections; the capital-intensive nature of the Company’s business model, which will likely require Net Power to raise additional capital in the future; uncertainty regarding the current and future market for abated natural gas-generated power; the ability of the Company to effectively secure licenses for third-party PCC technology and to integrate such technology in its projects; barriers the Company may face in its attempts to deploy and commercialize its technology; the complexity of the machinery the Company relies on for its operations and development, including Entropy’s PCC technology; the Company’s ability to adequately control or accurately predict the costs associated with its projects; barriers that the Company may face in its attempts to deploy projects; the complexity of the machinery the Company relies on for its operations and development; potential changes and/or delays in site selection and construction that result from regulatory, logistical, and financing challenges; the Company’s ability to establish and maintain supply relationships; risks related to strategic investors and partners, including potential conflicts of interests between the Company and such investors and partners; the Company’s ability to successfully commercialize its operations; the lack of federal support for clean energy technology by the Trump administration; the availability and cost of technological components and raw materials for its projects; the impact of potential delays in discovering manufacturing and construction issues; the ability of Net Power’s commercial plants to efficiently provide net power output; the impact of public perception of fossil fuel-derived energy on the Company’s business; any political or other disruptions in gas producing nations; the Company’s ability to protect its intellectual property and the intellectual property it licenses; risks relating to data privacy and cybersecurity, including the potential for cyberattacks or security incidents that could disrupt our or our service providers’ operations; current and potential litigation that has been and may be instituted against the Company; and; and other risks and uncertainties described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Net Power’s Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent quarterly reports on Form 10-Q, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Net Power assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Net Power does not give any assurance that it will achieve its expectations.

Investor Relations Contact:
investors@netpower.com

Media Contact:
media@netpower.com